NEWS RELEASE

Mike Zellner Vice President & CFO Tel: 1 408.988.1204 mike_zellner@pmc-sierra.com	Jennifer Gianola Director, Investor Relations Tel: 1 408.239.8630 jennifer_gianola@pmc-sierra.com	Kimberly Mason Sr Communications Specialist Tel: 1 604.415.6239 kim_mason@pmc-sierra.com

PMC Enters into Accelerated Stock Buyback Agreement

SUNNYVALE, Calif., May 2, 2012 – PMC® (NASDAQ:PMCS), the semiconductor innovator transforming storage, optical and mobile networks, today announced that it entered into an Accelerated Stock Buyback agreement (“ASB agreement”) with Goldman, Sachs & Co. (“Goldman”) to repurchase an aggregate of $160 million of PMC common stock. The Company will acquire these common shares as part of its $275 million stock repurchase program announced on March 13, 2012.

PMC is scheduled to pay $160 million to Goldman on May 8, 2012 and will receive delivery of shares by Goldman pursuant to the ASB agreement. A majority of the shares are scheduled to be delivered by Goldman by May 8, 2012. The remaining shares to be repurchased will be based generally on the daily volume-weighted average price of PMC’s common stock during the term of the ASB agreement.  The purchases under the accelerated stock buyback program are expected to be completed by January 2013 although the completion date may be accelerated at Goldman’s option.  The actual number of shares repurchased will be determined at the completion of the accelerated stock buyback program.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties. The Company’s SEC filings describe the risks associated with the Company’s business, including PMC’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, changes in inventory, and other items such as foreign exchange rates and volatility in global financial markets.

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About PMC
PMC (NASDAQ:PMCS) is the semiconductor innovator transforming networks that connect, move and store digital content. Building on a track record of technology leadership, the company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information, visit www.pmcs.com.
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© Copyright PMC-Sierra, Inc. 2012. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, PMCS is a trademark of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners. PMC is the corporate brand of PMC-Sierra, Inc.